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                                                                      EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Schafer Value Fund, Inc.


We consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement of Strong Schafer Value Fund, Inc. on Form N-1A of our report dated November 4, 1997 on our audit of the financial statements and financial highlights of Strong Schafer Value Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended September 30, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" section of the Prospectus.



                                        PRICEWATERHOUSECOOPERS LLP


Milwaukee, Wisconsin

August 17, 1998